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                     August 26, 2021

       Michael Gelmon
       President and Chief Executive Officer
       MDwerks, Inc.
       12 Park Mirage Lane
       Rancho Mirage, CA 92270

                                                        Re: MDwerks, Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10
                                                            Filed August 6,
2021
                                                            File No. 000-56299

       Dear Mr. Gelmon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction